Exhibit 99.2

May 14, 2013

VIA EMAIL ONLY

Ryan J. Morris

Meson Capital Partners, LLC

2687 California Street

San Francisco, CA 94115

Dear Mr. Morris:

The Board has received your May 13, 2013 letter. The Board believes there are actual and potential conflicts of interest in any proposed buyout transaction in which you participate, given your current role as Executive Chairman, a significant shareholder, and as a potential buyer of the Company. In discharging our fiduciary duties, the Board also must ensure that the business of InfuSystem continues to run efficiently, under the direction of CEO Eric Steen and his management team, and not be distracted unnecessarily or inappropriately.

Accordingly, following best corporate governance practices, the Board is prepared to permit you and your financing sources – and other qualified potential bidders – a limited period of time and access to the management team to explore a potential offer for the Company. Any financing source or other partner of yours will be required to execute a standard confidentiality and non-disclosure agreement prior to receiving any non-public information. All requests for information, and access to management, will be required to be processed by and through the Company’s investment banking firm, Houlihan Lokey. These same rules will apply to any other bidder interested in evaluating InfuSystem at this time.

Because the Board is sensitive to the disruption to the Company that may be caused by this process, the Board is permitting you and your financing sources, and any other qualified bidders, to have access to management only until June 15, 2013. The Board expects any indications to be received shortly thereafter.

In addition, as of today, the three independent members of the Board of Directors have formed a Special Committee to be responsible for these matters.

Finally, to ensure a level playing field for any potentially interested third parties at this time, the Board insists that you take a leave of absence as Executive Chairman of InfuSystem while the bidding process is re-opened. If you choose to remain on the Board during this period of time, you will be compensated as are the other independent directors. Your current contract as Executive Chairman will be amended accordingly and given effect as of the date first set forth above.

Sincerely,

/s/ Wayne Yetter
Wayne Yetter, on behalf of
The Board of Directors of
InfuSystem Holdings, Inc.

31700 RESEARCH PARK DRIVE  MADISON HEIGHTS, MI  48071-4627

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